UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2025

DOUGLAS DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34728	13-4275891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11270 W Park Place Ste 300, Milwaukee, Wisconsin 53224
(Address of principal executive offices, including zip code)

(414) 354-2310
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	PLOW	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Election

On February 28, 2025, the Board of Directors (the “Board”) of Douglas Dynamics, Inc. (the “Company”) elected Mark Van Genderen, the Company’s then-current Chief Operating Officer, as President and Chief Executive Officer of the Company and a member of the Company’s Board, effective March 3, 2025. Mr. Van Genderen was elected by the Board to fill a vacancy created by the Board’s action to increase the size of the Board to seven directors, effective as of March 3, 2025. Mr. Van Genderen will serve in the class of directors that will be nominated for re-election at the Company’s 2025 Annual Meeting of Shareholders.

Mr. Van Genderen will succeed James L. Janik, who has been serving as the Company’s Interim President and Chief Executive Officer since July 2024. Effective as of March 3, 2025, Mr. Janik will no longer serve as an executive officer of the Company. Mr. Janik will continue to serve as a non-employee director and Chairman of the Board and will be entitled to receive a pro rata portion of the annual cash retainer and the full annual equity award payable to non-employee directors for his service on the Board in fiscal 2025, in accordance with the Company’s compensation policies for non-employee directors, which are described in the Company’s Proxy Statement for the Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 22, 2024.

Mr. Van Genderen, 56, has served as Chief Operating Officer since September 2024. Additionally, he served as the Company’s President, Work Truck Attachments from January 2023 to February 2025, President, Commercial Snow & Ice from September 2021 until January 2023 and Vice President of Business Development from November 2020 until September 2021.  Prior to his time at Douglas Dynamics, Mr. Van Genderen spent 21 years in various leadership roles at the Harley-Davidson Motor Company, manufacturer of premium motorcycles. While at Harley-Davidson, he held a diverse range of responsibilities including leadership roles in manufacturing, product development, sales and marketing, finance, and dealer development. Most recently, he led Harley-Davidson’s expansion in Latin America, the company’s parts and accessories product development function, and the riding gear and lifestyle apparel division including the company’s eCommerce business.

In connection with his transition to the President and Chief Executive Officer position, in which he will serve as the principal executive officer of the Company, the Company, Douglas Dynamics, L.L.C., a wholly owned subsidiary of the Company, and Mr. Van Genderen entered into an amended and restated employment agreement, effective March 3, 2025 (as amended and restated, the “Employment Agreement”), which supersedes in its entirety the employment agreement between Mr. Van Genderen and the Company dated January 6, 2023. Pursuant to the Employment Agreement, Mr. Van Genderen will receive an annual base salary of $700,000 and have a target award level of 100% of his base salary under the Company’s annual incentive plan. Mr. Van Genderen will also transition to 160% of base salary target award level under the Company’s long-term incentive plan.

There is no arrangement or understanding between Mr. Van Genderen and any other person pursuant to which he was elected as President and Chief Executive Officer, and there are no transactions in which Mr. Van Genderen has a material interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable

(d)	Exhibits. The following exhibits are being filed or furnished (as applicable) herewith:

	(10.1)	Amended and Restated Employment Agreement, effective March 3, 2025, among Douglas Dynamics, Inc., Douglas Dynamics, L.L.C. and Mark Van Genderen.

	(99.1)	Douglas Dynamics, Inc. Press Release dated March 3, 2025.

	(104)	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUGLAS DYNAMICS, INC.

Date: March 3, 2025	By:	/s/ Sarah Lauber
Sarah Lauber
Executive Vice President, Chief Financial Officer and Secretary